Exhibit 21

                              Subsidiaries


                                             Jurisdiction of Incorporation
Name of Subsidiary                           or Organization
----------------------------------------    ---------------------------
Environmental Technologies, Inc.               Nevada
H. B. Covey, Inc                               California
Christie-Peterson Development                  California
Advanced Fuel Filtration Services, Inc.        California